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                                                                  EXHIBIT 10.18


                      LINKING AND STOCK ISSUANCE AGREEMENT

         THIS LINKING AND STOCK ISSUANCE AGREEMENT ("Agreement") is entered into as of the 16th day of March, 1999 (the "Effective Date"), by and between STAN LEE MEDIA, INC., a Delaware corporation, located at 15821 Ventura Boulevard, Suite 675, Encino, California, 91436 ("SLM"), and NPO ONLINE, INC., a Delaware corporation, located at 304 Hudson, 7th Floor North, New York, NY 10013 ("NPO").

                                    RECITALS

         A. SLM plans to create and operate a site on the Internet that will include an online community involving newly-developed Properties and Community Features.

         B. NPO is building a site on the Internet which will include a virtual store through which Comic Books and related products will be available to the public for purchase, and which will include Auction Services, Community Features, and NPO-created content.

         C. Subject to the terms and conditions of this Agreement, SLM and NPO desire that NPO create a storefront on the SLM Site and that the Parties establish certain links between their respective Internet sites.

Therefore, the Parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         1.1 "Affiliates" shall mean for each Person at issue, a Person that directly or indirectly (including, but not limited to, through one or more intermediaries) controls, is controlled by, or is under common control with such Person at issue.

         1.2 "Auction Services" shall mean the facilitation of sales of Comic Books and related products between and among users of the Internet.

         1.3 "Available Stock" shall have the meaning set forth in
         Section 3.6.1.

         1.4 "Bankruptcy Event" shall have the meaning set forth in Section 8.5.

         1.5 "Comic Books" shall mean serialized printed material, whether in individual issues or in compilations, which predominantly features narrative series of art, excluding such printed material that has been out of print for more than nine months and remains out of print.

         1.6 "Community Features" shall mean those portions of a Site that contain discussion content provided by users of the Internet and allow for the interactive reading and inputting of such content.




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         1.7 "Confidential Information" shall have the meaning set forth in
         Section 10.1.

         1.8 "Customer Information" shall have the meaning set forth in
         Section 9.3.

         1.9 "Effective Date" shall have the meaning set forth in the preamble to this Agreement.

         1.10 "Exclusive Products" shall have the meaning set forth in
         Section 3.3.1.

         1.11 "Home Page" shall mean a third-party user's primary entranceway to the SLM Site and/or the NPO Site, as applicable.

         1.12 "Improvements" shall mean any change to the content or layout of the NPO Storefront subsequent to the Scheduled Launch Date made with SLM's consent, excluding (a) Maintenance, (b) any change made pursuant to Section 3.1.2 of this Agreement, and (c) any change made by NPO to the NPO Site as a whole not made solely to benefit the function of the NPO Storefront.

         1.13 "Intellectual Property" shall have the meaning set forth in
         Section 9.1.

         1.14 "Link" shall mean a bar, button, tout, listing or gateway which contains a Party's Proprietary Feature and connects from one page of a web site to another.

         1.15 "Maintenance" shall mean ordinary daily upkeep of the NPO Storefront, including, but not limited to, placement of products.

         1.16 "NPO" shall have the meaning set forth in the preamble to this Agreement.

         1.17 "NPO Advertising Inventory" shall mean the advertising content displayed on the NPO Site, as adjusted for the amount of time each advertising piece is displayed.

         1.18 "NPO Shares" shall have the meaning set forth in Section 3.5.2.

         1.19 "NPO Site" shall mean NPO's Internet site located at the www.NextPlanetOver.com URL or any replacement URL.

         1.20 "NPO Storefront" shall have the meaning set forth in
         Section 3.1.1.

         1.21 "Objecting Notice" shall have the meaning set forth in
         Section 3.1.3.

         1.22 "Offer" shall have the meaning set forth in Section 3.6.1.



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         1.23 "Operational" shall mean accessible to users of the Internet and capable of processing orders for Comic Books and related products.

         1.24 "Organic" shall have the meaning set forth in Section 3.1.1.

         1.25 "Outstanding NPO Shares" shall have the meaning set forth in
         Section 11.3.

         1.26 "Party" shall mean SLM and/or NPO individually, and "Parties" shall mean SLM and NPO collectively.

         1.27 "Person" shall mean any natural person, legal entity, or other organized group of persons or entities. (All pronouns, whether personal or impersonal, which refer to Persons include natural persons and other Persons).

         1.28 "Properties" means Comic Book characters.

         1.29 "Proprietary Feature" shall mean any trademark, service mark, trade name, domain name, navigational element or design logo which is proprietary to SLM and/or NPO.

         1.30 "Scheduled Launch Date" shall mean June 1, 1999.

         1.31 "Sites" shall mean the SLM Site and/or the NPO Site, as applicable.

         1.32 "SLM" shall have the meaning set forth in the preamble to this Agreement.

         1.33 "SLM Advertising Inventory" shall mean the advertising content displayed on the SLM Site, as adjusted for the amount of time each advertising piece is displayed.

         1.34 "SLM Navigational Menu" shall mean the primary system by which users of the SLM Site move between locations within the SLM Site.

         1.35 "SLM Site" shall mean SLM's Internet site located at the www.StanLee.net URL or any replacement URL.

         1.36 "Term" shall have the meaning set forth in Article 8.

         1.37 "Untagged Customer" shall mean a Person who has purchased a product on the NPO Storefront prior to making any purchase on the NPO Site, and who enters the NPO Site without doing so (i) from an Internet Site with which NPO has a referral agreement, or (ii) from a search engine or portal with which NPO is registered.



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2.       RELATIONSHIP

         2.1 Intent and Development. The intent of the Parties is to develop a corporate affiliation for marketing and promotion purposes and to create a commercial relationship between the Parties. Subject to the terms and conditions of this Agreement, SLM and NPO agree to develop their respective Sites, and for the NPO Storefront (as hereinafter defined) to appear on the SLM Site, as set forth in this Agreement. The Parties agree in good faith to provide cooperation and technical support as requested by the other Party to implement the foregoing.

         2.2 Introductions. Each Party hereto shall promote the business of the other Party hereto by introducing such other Party to any and all prospective partners and strategic alliances.

         2.3 Collaboration. SLM and NPO shall use their best efforts to develop and deliver as necessary to each other any and all URLs and URL formats (as applicable) to the other Party. SLM and NPO will collaborate in good faith on the design, appearance and placement of all Links. Each Party shall have final approval over the "look and feel" of the Links that contain such Party's Proprietary Feature, which approval will not be unreasonably withheld or delayed.

3.       THE NPO STOREFRONT ON THE SLM SITE

         3.1 Functionality, Layout, and Maintenance. SLM agrees that it shall include the following functionality and layout in the SLM Site:

                  3.1.1 The SLM Site shall contain a Link to the NextPlanetOver.com storefront though which NPO shall offer for sale Comic Books and related products (the "NPO Storefront"). The Link to the NPO Storefront shall be displayed prominently within the SLM Navigational Menu. The NPO Storefront shall be designed by and integrated into the NPO Site's existing infrastructure by Organic Online, Inc., or any Person subsequently specified by NPO ("Organic"), pursuant to SLM's direction and at SLM's expense. Other than the NPO Storefront design, all other expenses necessary to integrate the NPO Storefront into the NPO Site shall be borne equally by NPO and SLM. The design of the NPO Storefront shall be subject to NPO's prior approval, which approval shall not be unreasonably delayed or withheld. The NPO Storefront shall have the same look and feel as the other portions or the SLM Site.

                  3.1.2 Subject to the provisions of this Section 3.1.2, third parties shall have access through the NPO Storefront to any and all products offered by NPO, other than products of a graphic or explicit nature or content that are deemed unsuitable for children under the age of fourteen. SLM shall have the right to notify NPO of SLM's reasonable objection to the inclusion of any product within the NPO Storefront if such product, in SLM's


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judgment, is not appropriate for sale to the customers of SLM due to the product's graphic or explicit nature or content (an "Objecting Notice"), which such Objecting Notice shall specify the product or products offered by NPO to which SLM reasonably objects pursuant to this Section 3.1.3. Within five (5) business days of the date of the Objecting Notice, NPO shall cause the products specified in such Objecting Notice to be removed from the NPO Storefront.

                  3.1.3 NPO shall perform, or shall cause to be performed, all Maintenance at NPO's expense. SLM shall reimburse NPO for the cost, including any allocated costs, of all Improvements requested by SLM.

         3.2      Financial Terms.

                  3.2.1 SLM shall receive ten percent (10%) of the gross revenue received for NPO sales transacted through the NPO Storefront. Subject to the prior approval of NPO, which approval shall not be unreasonably delayed or withheld, Organic shall create a methodology, at SLM's direction and at SLM's expense, to track all such transactions. NPO shall use such methodology to track all such transactions. Sales data and payments shall be provided monthly (thirty days in arrears) to SLM.

                  3.2.2 If SLM sells any merchandise through the NPO Storefront and fulfills such orders itself, SLM shall bear all costs of such sales and the products sold therein. In addition, SLM shall: (i) for retail items, pay NPO ten percent (10%) of the gross revenue received from such sales; and (ii) for resale or collectible items not readily available on the retail market, pay NPO seven-and-one-half percent (7.5%) of the gross revenue received from such sales. Sales data and payments shall be provided monthly (thirty days in arrears) to NPO.

         3.3      Other SLM Responsibilities.

                  3.3.1 SLM and NPO shall consult and specify certain of SLM's products, including, but not limited to, products based on SLM's Properties or related thereto, which shall be sold through the Internet exclusively on the NPO Site and NPO Storefront during the Term (the "Exclusive Products"). In no event shall fewer than one Exclusive Product be specified per calendar quarter. If, for any particular calendar quarter, NPO and SLM shall fail to agree on which SLM products are to be Exclusive Products within such time period, NPO shall select one SLM product to be an Exclusive Product; provided, however, that the next occurring calendar quarter in which NPO and SLM fail to agree on which SLM products are to be Exclusive Products within such time period, SLM shall select one SLM product to be an Exclusive Product.

                  3.3.2 SLM shall cause the NPO Storefront to be Operational on or before the Scheduled Launch Date. If the NPO Storefront is not Operational before the Scheduled Launch Date, for whatever cause (provided such cause is not due solely to actions taken or any failure to act on the part of NPO), then: (i) NPO's obligations under this Agreement shall be



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suspended until such time that the NPO Storefront becomes operational; (ii)
SLM's obligations under this Agreement shall continue in effect; and (iii) the Term shall be extended for a period of time equal to the period of time between the Scheduled Launch Date and the date on which the NPO Storefront becomes Operational.

                  3.3.3 SLM shall design or cause the design of the SLM Site and the NPO Storefront to inform users of the SLM Site or NPO Storefront that users' personal information is being collected, the nature of such information being collected, the means by which such information is collected, the uses to which such information will be put, whether users have the ability to opt out of having such information collected and whether users may correct such data once it is collected, SLM's policy regarding disclosure to third parties of such information and the collection of such information from natural persons under 18 years of age, and to gather users' consent to all of the foregoing.

         3.4      Other NPO Responsibilities.

                  3.4.1 NPO shall cause the NPO Site to be Operational on or before the Scheduled Launch Date. If the NPO Site is not Operational before the Scheduled Launch Date, for whatever cause, then SLM's obligations under this Agreement shall be suspended until such time that the NPO Site becomes operational. If the NPO Site is not Operational within sixty (60) days after the Scheduled Launch Date, for whatever cause, then SLM shall have the right to terminate this Agreement.

                  3.4.2 NPO shall design or cause the design of the NPO Site to inform users of the NPO Site that users' personal information is being collected, the nature of such information being collected, the means by which such information is collected, the uses to which such information will be put, whether users have the ability to opt out of having such information collected and whether users may correct such data once it is collected, NPO's policy regarding disclosure to third parties of such information and the collection of information from natural persons under 18 years of age, and to gather users' consent to all of the foregoing.

                  3.4.3 Within 30 days of the Effective Date, NPO shall cause, at his election, Mr. Stan Lee to be elected to the Board of Directors of NPO in accordance with the bylaws of NPO, and Mr. Stan Lee shall serve on the Board of Directors of NPO, providing appropriate Directors liability insurance is in place. At all times during the Term and while SLM owns any NPO Shares, SLM shall appoint a representative of SLM, satisfactory to NPO (it being understood that Mr. Stan Lee is satisfactory), to serve as a director of NPO.

         3.5      Exclusivity and Share Issuance.

                  3.5.1 The NPO Site shall be the only and exclusive provider of Comic Books on or through the SLM Site. Neither SLM nor Mr. Stan Lee shall endorse or promote the marketing or sale of Comic Books by any other online retailer other than NPO.


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                  3.5.2 In consideration for SLM's grant for exclusivity to the
NPO Site, and for other good and valuable consideration, NPO shall issue to SLM within ten (10) days of the Effective Date the greater of (as of the date of such issuance) either (i) 180,000 shares of its common stock, $.001 par value per share, or (ii) such number of shares of its common stock, $.001 par value per share, equal to two-and-one-half percent (2.5%), measured as of the date hereof, of NPO's total outstanding NPO Stock (such shares ultimately issued, together with all other capital stock of NPO acquired by SLM after the date hereof, hereinafter referred to as the "NPO Shares").

         3.6      Right of First Offer.

                  3.6.1 If SLM shall desire to sell or otherwise dispose of all or any of its NPO Shares, SLM shall submit a written offer to sell such shares (the "Available Stock") to NPO on terms and conditions not less favorable than those on which SLM proposes to sell such Available Stock (the "Offer"). The Offer shall disclose the identity of the proposed purchaser, the number and price per share of the Available Stock proposed to be sold, the method of payment, the proposed closing date (which shall in no event be sooner than 35 days after the expiration or acceptance of the Offer) and any other material terms and conditions relating to the proposed sale.

                  3.6.2 NPO shall have the first right to purchase, in whole or in part, the Available Stock. NPO shall exercise its right to purchase the Available Stock by notifying SLM within 15 calendar days of the date of the Offer, which such notice shall indicate NPO's acceptance of the Offer and the amount of Available Stock NPO shall purchase. In the event NPO does not elect to purchase all of the Available Stock, then each other stockholder of NPO shall have the right to purchase his or her pro rata share thereof. In such event, NPO shall notify each of its Common Stock stockholders at the same time that NPO sends its acceptance to SLM or the end of the fifteen-day period during which such notice is called for, whichever occurs first, which such notice shall set forth this Section 3.6, the Offer and any NPO response thereto. To accept the Offer, each stockholder of NPO shall notify NPO and SLM of such acceptance within 15 calendar days of the date of the notice received by NPO. Each other stockholder of NPO who elects to purchase his pro rata share shall have the right to purchase, on a pro rata basis with any other stockholder who so elects, any pro rata share or portion thereof not purchased.

                  3.6.3 In the event that NPO and its stockholders do not notify SLM of their intention to purchase all of the Available Stock before the end of the time periods set forth in Section 3.6.2, then the Offer shall expire, NPO and its stockholders shall not be permitted to purchase any of the Available Stock, and SLM may sell the Available Stock at any time within 30 days after the expiration of the Offer; provided, however, that (i) such sale shall be made on terms no more favorable to the purchaser than those specified in the Offer and
(ii) any purchaser must agree in writing, prior to such sale, to take the Available Stock subject to the


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terms of this Agreement. SLM shall remain subject to this Agreement to the extent it retains any of its shares of stock, including, but not limited to, the Available Stock.

4.       OTHER SERVICES

         4.1 Auction Services. NPO shall provide all Auction Services reasonable requested by SLM for the SLM Site, provided that SLM establishes reasonable performance guidelines for such Auction Services sufficiently in advance.

         4.2 Advertising. No less than ten percent (10%) of the SLM Advertising Inventory shall advertise the NPO Storefront. If NPO sells or leases any of the NPO Advertising Inventory, then the SLM Site shall be advertised on an amount of NPO Advertising Inventory equal to five percent (5%) of the NPO Advertising Inventory sold or leased.

         4.3 Community Features. This Agreement is not intended to include or otherwise encompass any of NPO's Community Features, and NPO shall have no obligation to SLM with respect to such Community Features.

5.       LAUNCH DATE

         5.1 SLM shall use its best efforts to (a) complete its responsibilities and implement the layout and functionality for the SLM Site and the NPO Storefront as described in Article 3, and (b) operate and maintain the SLM Site as described in this Agreement by the Scheduled Launch Date.

6.       PUBLICITY

         6.1 Each Party shall include the other Party in all press releases that are in any way pertinent to the other Party or this Agreement, which shall refer to the other Party as an "affiliated partner." Each press release of each Party must be approved by the other Party as to such portions of such press release that discuss the other Party. Lack of a response by such approving party within forty-eight hours (excluding Saturdays, Sundays, and any federal holidays) of receipt thereof via facsimile will be deemed to be approval thereby.

         6.2 Upon the termination or expiration of this Agreement, each Party shall be permitted to issue press releases solely to that effect without approval by the other Party.

7.       TERMINATION OF EXCLUSIVITY

         7.1 Termination of Exclusivity. The number of titles of Comic Books issued in serial form (e.g., "Incredible Hulk," "Uncanny X-Men," etc.) offered for sale by NPO on the NPO Storefront shall be measured as of August 1, 1999. If NPO no longer offers for sale at least seventy-five percent (75%) of such titles (provided such titles remain in production and


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distribution) at any time from and after June 1, 2001, SLM shall have the right, in its sole discretion, upon 30 days notice to NPO, to terminate the provisions of Section 3.5.1 hereof.

8.       TERM AND TERMINATION

         8.1 Term. Unless terminated earlier pursuant to the provisions of this
Article 8, this Agreement shall commence on the Effective Date and run for an initial period of three (3) years after the Effective Date. Thereafter, this Agreement shall automatically renew for additional three (3) year terms unless either Party gives written notice of termination to the other Party at least ninety (90) days prior to the end of the then current term. Such initial three-year period, and any renewal period, is referred to in this Agreement as the "Term."

         8.2 Termination for Cause. In the event of any material breach of this Agreement (including, but not limited to, a breach of any provision of Article 3 hereof), the non-breaching Party may terminate this Agreement by giving thirty
(30) days prior written notice to the breaching Party; provided, however, that this Agreement shall not terminate if the breaching Party has cured the breach prior to the expiration of such thirty (30) day period or has used its best efforts to cure such breach within such thirty (30) days period and can demonstrate to the reasonable satisfaction of the other Party that based on such efforts such breach will be promptly cured after the expiration of such thirty
(30) day period.

         8.3 Termination for Inadequate Fill Rate. Either Party may terminate this Agreement upon 30 days notice if the ratio of unfilled orders to total orders placed for the other Party's products ordered through the NPO Storefront is greater than 1:2 for three consecutive months. For the purposes of this
Section 8.3, "unfilled orders" shall be measured as of the end of each calendar month and shall mean any customer order which has not been delivered to the customer within 15 days of the date of order, for whatever reason, excepting back orders and advance orders.

         8.4 Termination for Dissolution. Either Party may immediately terminate this Agreement upon the other Party's dissolution or ceasing to do business.

         8.5 Termination for Bankruptcy. Either Party may terminate this Agreement upon a Bankruptcy Event involving the other Party. For purposes hereof, "Bankruptcy Event" means the person in question becomes insolvent, or voluntarily or involuntary proceedings by or against such person are instituted under the bankruptcy laws or under any insolvency law, or a receiver or custodian is appointed for such person, or proceedings are instituted by or against such person for corporate reorganization or the dissolution of such person, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person makes an assignment for the benefit of its creditors, or substantially all of the assets of such person are seized or attached and not released within sixty (60) days thereafter.

         8.6 Survival. The provisions of Articles 1 (Definitions), 6 (Publicity), 8 (Term and

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Termination), 9 (Ownership), 10 (Confidentiality), 11 (Representations and
Warranties), 12 (Indemnification), 13 (Disclaimer of Warranty), 14 (No Consequential Damages), 15 (Dispute Resolution) and 16 (General) and Section 3.6 (Right of First Offer), will survive any termination or expiration of this Agreement.

         8.7 Effect of Termination. Upon expiration or termination of this Agreement for any reason, each Party shall (i) cease to provide any Links to the other Party's Internet site, (ii) remove any and all Proprietary Features of the other Party from its Internet site and (iii) promptly, and at the option of the other Party, either destroy or return to the other Party, and will not take or use, all items of any nature that belong to the other Party and all records (in any form, format or medium) containing or relating to Confidential Information. In addition, the NPO Storefront shall be removed from the SLM Site.

9.       OWNERSHIP

         9.1 Each Party owns and shall retain all right, title and interest in its names, logos, trademarks and service marks, copyrights and proprietary technology including, but not limited to, those names, logos, trademarks and service marks, copyrights and proprietary technology currently used or any which may be developed in the future (collectively, the "Intellectual Property"). Neither Party shall copy, distribute, reproduce or use the other Party's Intellectual Property except as expressly permitted under this Agreement. Upon notice from SLM, NPO shall immediately terminate the use of any advertising materials using SLM's name or logo. Upon notice from NPO, SLM shall immediately terminate the use of any advertising materials using NPO's name or logo.

         9.2 Neither Party shall contest or impair, directly or indirectly, the other Party's ownership of any of such other Party's Intellectual Property, anywhere, nor the fact that the use of such Intellectual Property by it will inure to the benefit of the other Party. Neither Party will assist others to contest or impair the same and each Party hereby expressly acknowledges the other Party's superior rights therein.

         9.3 Notwithstanding any provision of this Agreement to the contrary, NPO and SLM shall own jointly all right, title and interest to customer information, including, but not limited to, demographic information, purchasing history and survey information (the "Customer Information"), derived or gathered from Persons who purchase NPO products through the NPO Storefront. NPO and SLM each may market to such Persons with the consent of the other party, such consent not to be unreasonably withheld; provided, however, that any marketing by NPO to such Persons shall identify NPO as "NextPlanetOver.Com@StanLee.Net" or any replacement identifying term acceptable to both parties. NPO and SLM each hereby covenant and agree that it will not sell, license, assign or otherwise transfer the Customer Information to any third party. NPO and SLM further covenant and agree that a breach of the covenant contained in the preceding sentence by a party shall forfeit such party's rights in and to any Customer Information collected after the date of


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such breach, and that the non-breaching party shall own all right, title and interest to such Customer Information.

         9.4 Each Party shall promptly notify the other of any infringement of or challenge to the other Party's rights in the Intellectual Property or the Customer Information or any improper usage of the same, as either Party becomes aware of such infringement, challenge or improper usage.

         9.5 For each Untagged Customer who purchases products at the NPO Site, NPO shall remit to SLM two dollars ($2.00) for or five percent (5%) of, whichever is less, each such purchase made by such Untagged Customer for a period of twelve months from the date of the first such purchase by such Untagged Customer.

10.      CONFIDENTIALITY

         10.1 For the purposes of this Agreement, "Confidential Information" means information about the disclosing Party's (or its suppliers') business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a Party marked or designated by such Party as "confidential" or "proprietary" or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential.

         10.2 Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, (iii) the receiving Party knew prior to receiving such information from the disclosing Party or (iv) the receiving Party develops independent of any information from the disclosing Party as evidenced by written records.

         10.3 Each Party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement or with the written consent of the other Party and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

         10.4 The terms and conditions of this Agreement will be deemed to be Confidential Information and will not be disclosed without the written consent of the other Party.

         10.5 Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law or regulation, and/or (ii) on a "need to know" basis under an obligation of confidentiality to its legal counsel, prospective purchasers,


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accountants, banks and other financing sources and their advisors.

11.      REPRESENTATIONS AND WARRANTIES

         11.1 Authority. Each Party represents and warrants that it has, and will retain during the term hereof, all right, title and authority to enter into this Agreement, to grant the other Party the rights and licenses herein granted and to perform all of its obligations under this Agreement.

         11.2 No Restrictions. Each Party represents and warrants that (i) there are no restrictions, agreements or understandings whatsoever to which the representing Party is a Party which would prevent or make unlawful its execution of this Agreement or its engagement hereunder; and (ii) that its execution of this Agreement and its engagement hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which it is a Party or by which it is bound.

         11.3 Capitalization. NPO represents and warrants that the total authorized capital stock of NPO is 11,000,000 shares of Common Stock, $.001 par value per share, of which 7,003,158 shares are issued and outstanding on the date hereof ("Outstanding NPO Shares"). Except as set forth on Schedule 11.3 hereto, there are no existing options, warrants, calls, commitments or other rights of any character (including, but not limited to, conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of NPO. The individuals listed on Schedule 11.3 are the record owners of all the Outstanding NPO Shares in the respective amounts specified on
Schedule 11.3. When issued, the NPO Shares will be duly and validly issued, fully paid and nonassessable.

         11.4 Investment. SLM represents and warrants that it (i) understands that the SLM Shares have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
(ii) is acquiring the NPO Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning NPO and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the NPO Shares, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the NPO Shares.

12.      INDEMNIFICATION

         12.1 Except as set forth in Section 12.2, each Party shall indemnify, defend and hold harmless the other Party and its Affiliates, and their respective directors, members, officers, employees and agents, from and against any and all liability, claim, loss, damage, injury or expense (including, but not limited to, reasonable attorneys' fees) brought by a third party,


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
arising out of a breach, or alleged breach, of any of its representations, warranties or obligations herein.

         12.2 SLM shall indemnify, defend and hold harmless NPO and its Affiliates, and their respective directors, officers, employees and agents, from and against any claims, demands, losses, penalties, fines, fees, charges, assessments, liabilities, damages, judgments, orders, decrees, actions, administrative or other proceedings, costs and expenses (including, but not limited to, court costs, attorneys' fees, and expert witness fees), and any interference with the operation of the NPO Site or the NPO Storefront, howsoever caused, which directly or indirectly relate to or result wholly or in part from, or are alleged to relate to or arise wholly or in part from the expressive content of a product or products offered by NPO through the NPO Storefront.

13.      DISCLAIMER OF WARRANTY

         EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, THE SLM SITE, THE NPO SITE, AND THE NPO STOREFRONT ON THE SLM SITE ARE PROVIDED ON AN "AS IS" BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN THOSE WARRANTIES WHICH ARE IMPLIED BY OR INCAPABLE OF EXCLUSION, RESTRICTION OR MODIFICATION UNDER THE LAWS APPLICABLE TO THIS AGREEMENT.

14.      NO CONSEQUENTIAL DAMAGES

         IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

15.      DISPUTE RESOLUTION

         15.1 The Parties agree that any breach of either of the Parties' obligations regarding trademarks, service marks or trade names, confidentiality, Intellectual Property and/or exclusivity would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a Party's obligations regarding trademarks, service marks or trade names, confidentiality, ownership or exclusivity the aggrieved Party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

         15.2 In the event of disputes between the Parties arising from or concerning in any

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

manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names, Intellectual Property, confidentiality and/or exclusivity, the Parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation, within thirty (30) days of written notification of such dispute(s), either Party may refer the dispute(s) to a mutually acceptable mediator.

         15.3 In the event that disputes between the Parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, services marks or trade names, Intellectual Property, confidentiality and/or exclusivity, cannot be resolved through good faith negotiation within (30) days of written notification of mediation, either Party may refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator in Chicago, Illinois pursuant to the American Arbitration Association's rules applicable to commercial disputes, which Arbitrator shall be familiar with Internet and Computer Law.

16.      GENERAL

         16.1 Assignment. Neither Party may assign this Agreement, in whole or in part, without the other Party's written consent, except that no consent will be required in connection with (i) a merger, reorganization or sale of all, or substantially all, of such Party's assets or stock or (ii) either Party's assignment and/or delegation of its rights and responsibilities hereunder to a wholly owned subsidiary or joint venture in which the assigning Party holds an interest. Any attempt to assign this Agreement other than as permitted above will be null and void.

         16.2 Legends. Each certificate for the NPO Shares obtained pursuant to this Agreement shall bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE 1933 ACT, UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION) OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THAT CERTAIN LINKING AND STOCK ISSUANCE AGREEMENT DATED [ ], 1999 AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, GIVEN, DONATED, PLEDGED, HYPOTHECATED, PLACED IN TRUST OR OTHERWISE VOLUNTARILY OR INVOLUNTARILY DISPOSED OF OR OTHERWISE


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

ENCUMBERED EXCEPT PURSUANT TO THE TERMS OF SUCH AGREEMENT."

         16.3 Stockholders' Agreement. NPO and SLM shall promptly execute a Stockholders' Agreement, in form and substance requested by and satisfactory to an investor or group of investors who provide financing to NPO as part of NPO's next round of financing, at the time of such financing. Upon execution of such Stockholders' Agreement, SLM shall forthwith permit NPO to place, or to cause to be placed, an appropriate legend on the NPO Shares, indicating that the NPO Shares are subject to such Stockholders' Agreement.

         16.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to its provisions concerning conflict of laws.

         16.5 Notice. Any notice under this Agreement will be in writing and delivered by personal delivery, express courier, confirmed facsimile, confirmed E-mail or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or E-mail or five (5) days after deposit in the mail. Notices will be sent to a Party at its address set forth in this Agreement or such other address as that Party may specify in writing pursuant to this Article.

         16.6 No Agency. The Parties are independent contractors and will have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

         16.7 Force Majeure. Any delay in or failure of performance by either Party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such Party including, but not limited to, acts of God, power outages and governmental restrictions.

         16.8 Severability. In the event that any of the provisions of this Agreement are held to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

         16.9 Entire Agreement. This Agreement is the complete and exclusive agreement between the Parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both Parties.


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

         16.10 Counterparts. This Agreement may be executed in counterparts, each of which will serve to evidence the Parties' binding agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

STAN LEE MEDIA, INC.                            NPO ONLINE, INC.

By: /s/ Gill Champion                           By: /s/ David M. Reid

Name: Gill Champion                             Name: David M. Reid

Title: Chief Operating Officer                  Title: Chief Operating Officer








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


                 JOINDER TO LINKING AND STOCK ISSUANCE AGREEMENT

Stan Lee Media, Inc. warrants and represents it has authority to bind Stan
Lee, Chairman and COO of SLM, in connection with any and all obligations created hereunder.

STAN LEE MEDIA, INC.

By: /s/ Gill Champion

Name: Gill Champion

Title: Chief Operating Officer







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